UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 10, 2007

NeoPharm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-90516	51-0327886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1850 Lakeside Drive, Waukegan, IL	60085
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code)    (847) 887-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c)).

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           As previously reported by the Company, Mr. Timothy Walbert, Executive Vice President-Commercial Operations, will be leaving the Company. The Company and Mr. Walbert have now entered into a Separation Agreement and Mutual Release dated May 10, 2007, (the Agreement), providing for Mr. Walbert’s termination to take effect May 31, 2007. Pursuant to the terms of the Agreement, NeoPharm will pay Mr. Walbert salary continuance for six months during the period June 1, 2007 through November 30, 2007, at the rate of $20,000 per month, and reimbursement for COBRA coverage for the period June 1, 2007 through July 31, 2007. In addition, the parties have mutually released each other from all claims.

On May 10, 2007, Mr. Erick Hanson and Dr. Kaveh Safavi, each of whom currently serves as a director of the Company, advised the Corporate Governance Committee of the Board that they did not wish to stand for re-nomination to the Board. Both Mr. Hanson and Dr. Safavi advised the Committee that they were declining to stand for re-election for personal reasons and not as the result of any disagreement with management.

Item 9.01.              Financial Statements and Exhibits

Exhibit 10.1	Separation Agreement and Mutual Release dated May 10, 2007 by and between NeoPharm, Inc. and Mr. Timothy P. Walbert.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHARM, INC.

By:	/s/ Laurence P. Birch
Laurence P. Birch,
President and Chief Executive Officer

Dated: May 16, 2007

INDEX TO EXHIBITS

Exhibit Number	Exhibit Table

10.1	Separation Agreement and Mutual Release dated May 10, 2007, by and between NeoPharm, Inc. and Mr. Timothy P. Walbert